EXHIBIT 10.50

A portion of the exhibit has been omitted pursuant to a request for confidential treatment, and has been filed separately with the Commission.


                            JOINT VENTURE AGREEMENT

         This Joint Venture Agreement (the "Agreement") is made and entered into this 8th day of January, 1998, by and between Galacticomm Technologies, Inc., a Florida company with its principal place of business located at 4101 S.W. 47th Avenue, Suite 101, Ft. Lauderdale, FL 33314 ("Galacticomm"), and ExpressWeb, Inc., a Florida corporation, whose principal place of business is located at Miami, FL 33487 ("ExpressWeb").

                              W I T N E S S E T H:

         WHEREAS, Galacticomm and ExpressWeb wish to enter into a Joint Venture to develop and market a product called the ICOM Server and Modules fully described in Exhibit B.

         NOW THEREFORE, in consideration of the promises and the mutual promises and covenants contained herein, the parties agree to the foregoing and as follows:

1. EXCLUSIVITY

        1.1 Exclusivity shall be for the ICOM Server as distributed through the AT&T Creative Alliance Partners (CAP) and Marketing Alliance Partners (MAP) programs and other specific Value Added Resellers
            (VAR) as agreed upon by both parties.


2. OWNERSHIP OF PRODUCT

        2.1 Galacticomm shall maintain ownership of the software, tools, templates and source code it provides under this Agreement.

        2.2 ExpressWeb shall maintain ownership of the software, tools, templates and source code it provides under this Agreement.

        2.3 Neither party can market the other party's products outside of this Agreement without written approval of the other party.

3. JOINT VENTURE REVENUE

        3.1 All net revenues generated by this Agreement shall be distributed * to ExpressWeb and * to Galacticomm.

        3.2 Net revenues are described as all moneys received by the joint venture less any discounts or commissions paid to third parties less all expenditures which qualify for reimbursement to either party. Expenditures qualifying for reimbursement will be agreed upon by both parties in writing prior to such expenditures being made.

        3.3 Prices listed in Exhibit A are end user pricing and do not include discounts to resellers or overrides paid to AT&T.


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*   Confidential Portion. This portion of the exhibit has been omitted pursuant to a request for confidential treatment, and has been filed separately with the Commission.

4. VENTURE RESPONSIBILITIES

        4.1 Galacticomm shall supply the components to build the ICOM server and add-on modules described in Exhibit A and B through its existing software products: Worldgroup, Actibase and Webcast.

        4.2 Galacticomm shall help in providing literature, material and packaging of the products listed in Exhibit B which will be subject to reimbursement under 3.2 above.

        4.3 Galacticomm shall provide the necessary integration and customization required to structure the ICOM as a server with add-on modules.

        4.4 Galacticomm shall also help in providing Sales, Marketing and Technical support to end users.

        4.5 ExpressWeb shall sell the ICOM products to AT&T including CAPS, MAPS and other potential customers.

        4.6 ExpressWeb shall provide the necessary templates and HTML work to provide an easy wizard style setup of the ICOM products.

        4.7 ExpressWeb shall attempt to put existing database customers into the ICOM products.

        4.8 ExpressWeb will integrate third party software into the ICOM server.

        4.9 ExpressWeb shall help in providing literature, material and packaging of the products listed in Exhibit B which will be subject to reimbursement under 3.2 above.

        4.10 ExpressWeb shall also help in providing Sales, Marketing and Technical support to end users.

5. LIMITATIONS

        5.1 ExpressWeb agrees not to use other similar products as a replacement to Galacticomm's products sold under this Agreement.

        5.2 Galacticomm agrees not to integrate any other solutions for AT&T for the CAPS/MAPS program.

        5.3 Galacticomm can continue to sell any of its products through distribution (not sold as ICOM or ICOM add-ons).

        5.4 ExpressWeb can continue to do custom integration work for AT&T or other CAPS.

        5.5 The parties agree that they will use their best efforts to utilize all technologies available to further the development of the ICOM server.


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

6. TECHNICAL SUPPORT AND TRAINING

    6.1 Galacticomm will provide technical support and training under this venture under terms and conditions agreed to by both parties. Net revenues and fees derived for technical support and training by Galacticomm will go 100% to Galacticomm.

    6.2 ExpressWeb will provide technical support and training under this venture under terms and conditions agreed to by both parties. Net revenues and fees derived for technical support and training by ExpressWeb will go 100% to ExpressWeb.

7. FEES AND PAYMENTS

    7.1 All sales shall be invoiced by Galacticomm to AT&T, VARS and Resellers.

    7.2 Galacticomm shall then pay ExpressWeb 25% of the net revenue, as described in 3.2 at end of each month in which the net revenues are actually received by Galacticomm.

    8. CONFIDENTIALITY; OWNERSHIP

    8.1 "Confidential Information" means the Software, specifications and any other information and material marked by either party as confidential that is delivered or disclosed by the disclosing party or, if such additional information and material are orally disclosed, are described by written memorandum that designates them as confidential and is delivered within thirty
(30) days of the oral disclosure. Notwithstanding the foregoing, Confidential Information does not include: (a) information that is or has become publicly known or is in the public domain through no fault of the receiving party; or (b) was known or rightfully in the possession of the receiving party prior to disclosure; or (c) otherwise becomes public knowledge after disclosure through no fault of the receiving party; or (d) is independently developed by the receiving party without the use of Confidential Information of the disclosing party.

    8.2 Both parties recognize the relationship of trust and confidence with respect to the Confidential Information and neither party nor any of its employees shall use, disseminate, publish or disclose such information without the prior, express written consent of the disclosing party. Both parties further agree that the Confidential Information shall not be used in any manner or for any purpose except as set forth herein. Both parties shall disclose such Confidential Information only to such individuals as have a need to know and a legal duty to protect the Confidential Information as it uses for its own information of like importance, but in no event less than a reasonable level of care. The parties shall be permitted to disclose to the appropriate authorities information that is required to be disclosed pursuant to a court order or other due process of law as a matter of public record; provided, however, the disclosing party shall be provided the opportunity to contest such court order prior to the Confidential Information being disclosed to such court order.


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

    8.3 Except as otherwise provided herein, no title to ownership of the Software in any form or any of its parts is hereby transferred to ExpressWeb and ExpressWeb's rights shall at all times be subject to Galacticomm's world-wide intellectual property rights, the world-wide intellectual property rights of any third parties licensing technology to Galacticomm, and the restrictions set forth in this Agreement.

9. PROPRIETARY RIGHTS

    9.1 "Trademarks" shall mean the trade name "Galacticomm" and any other trade name, trademark or service mark owned by or licensed by Galacticomm for use on or with the Software regardless of whether or not such marks are registered with the U.S. Patent and Trademark Office or any other domestic or foreign registrar of trademarks. "Copyrights" shall mean any of the copyrights owned by or licensed to Galacticomm for use on, in, or with the Software regardless of whether or not such copyrights are registered with the U.S. Register of Copyrights or any other domestic or foreign registrar of copyrights. "Proprietary Rights" shall mean the Trademarks, Copyrights, and all trade secrets and other proprietary rights of Galacticomm, collectively.

    9.2 ExpressWeb shall in no way dispute or impugn the validity of, or Galacticomm's right to use and control the use of, any or all of the Proprietary Rights, nor shall ExpressWeb knowingly act in any way that would impair the rights of Galacticomm in and to such Proprietary Rights. ExpressWeb acknowledges that its use of the Proprietary Rights shall not create in it any right, title or interest in the Proprietary Rights and ExpressWeb shall not apply for registration of any of the Proprietary Rights or of any mark confusingly similar thereto.

    9.3 ExpressWeb promises not to adopt any trademark, trade name, mark, logo or symbol for the Software that, in the opinion of Galacticomm, is similar to or likely to be confused with any of the Trademarks. ExpressWeb shall not use the Trademarks in connection with any products or services other than Product. ExpressWeb promises to comply with all of Galacticomm's reasonable instructions regarding the use and display of the Proprietary Rights.

10. WARRANTIES; LIMITATION OF LIABILITY

    10.1 Galacticomm represents and warrants to ExpressWeb that: (a) the Software shall be substantially free from material programming errors and defects and shall perform substantially in accordance with performance capabilities, functions and documentation as well as standards generally observed in the industry for similar products. Galacticomm shall take prompt and appropriate action to correct any non-conformities upon receipt of written notice from ExpressWeb specifying, in detail, any such non-conformities; (b) to the best of Galacticomm's knowledge, the Software as delivered to ExpressWeb shall not infringe the copyrights, trademarks or trade secrets of a third party except if such infringement results from the combination of such Software with Product; and (c) Galacticomm has sufficient rights and title in the Software to grant the licenses granted herein.


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

    10.2 The Full Retail Software does not contain any known virus, timer, clock, counter or other limiting design, instruction or routine that would erase data or programming or cause the Software to become inoperable or otherwise incapable of being used in the full manner for which it was designed and created (a "Software Limitation"). Additionally, there is no Software Limitation that would be triggered by: (a) the Software being used or copied a certain number of times, or after the lapse of a certain period of time; or (b) the occurrence or lapse of any similar triggering factor or event. Galacticomm further agrees that it shall correct any Software Limitation promptly upon its discovery and at no cost to ExpressWeb. The Software delivered by Galacticomm will be free from physical defects in the media that tangibly embodies such copy. Galacticomm shall replace any copy of the Software provided by Galacticomm that fails to comply with this warranty at Galacticomm's expense.

    10.3 Except as otherwise set forth above, the Software is provided "AS IS" and Galacticomm does not warrant that: (a) the Software will meet the needs of ExpressWeb (b) the Software will be error-free; or (c) the Software will function properly on all hardware, operating systems, or software platforms.

    10.4 EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, GALACTICOMM DOES NOT MAKE ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, AND SPECIFICALLY DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

    10.5 REGARDLESS OF WHETHER ANY REMEDY SET FORTH HEREIN FAILS OF ITS ESSENTIAL PURPOSE, IN NO EVENT SHALL GALACTICOMM BE LIABLE TO EXPRESSWEB, ANY EXPRESSWEB OR SUB EXPRESSWEB, OR ANY OTHER THIRD PARTY FOR ANY LOST DATA, LOST PROFITS, LOST SAVINGS, BUSINESS INTERRUPTION, DOWNTIME, CONSEQUENTIAL, EXEMPLARY, INDIRECT, PUNITIVE, INCIDENTAL, COVER, OR SPECIAL DAMAGES OR COSTS (INCLUDING ATTORNEYS' FEES) OR LOSS OF GOODWILL RESULTING FROM ANY CLAIM (INCLUDING BUT NOT LIMITED TO ANY CAUSE OF ACTION SOUNDING IN CONTRACT, TORT, NEGLIGENCE, STRICT LIABILITY, OR PRODUCTS LIABILITY) REGARDING THIS AGREEMENT OR RESULTING FROM OR IN CONNECTION WITH THE USE OF OR INABILITY TO USE THE SOFTWARE OF ANY PRODUCT OF EXPRESSWEB INCORPORATING ALL OR ANY PORTION OF THE SOFTWARE, EVEN IF GALACTICOMM HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL THE TOTAL LIABILITY OF GALACTICOMM UNDER THIS AGREEMENT FOR ALL CAUSES OF ACTION (EXCEPT COPYRIGHT, PATENT AND TRADEMARK INFRINGEMENTS) ON A CUMULATIVE BASIS EXCEED THE LESSER OF $50,000.00 OR THE FEES PAID TO GALACTICOMM UNDER THIS AGREEMENT. EXPRESSWEB ACKNOWLEDGES AND AGREES THAT THE FEES CHARGED BY GALACTICOMM IN THIS AGREEMENT REFLECT ALLOCATION OR RISKS, INCLUDING, WITHOUT LIMITATION, THE FOREGOING LIMITATION OF DAMAGES AND THE LIMITED WARRANTY SET FORTH IN THIS SECTION. A MODIFICATION OF THE ALLOCATION OF RISKS SET FORTH IN THIS AGREEMENT WOULD AFFECT


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

THE FEES CHARGED BY GALACTICOMM, AND IN CONSIDERATION OF SUCH FEES, EXPRESSWEB AGREES TO SUCH ALLOCATION OF RISKS.

11. MARKETING AND PROMOTION OBLIGATIONS

    ExpressWeb and Galacticomm shall both be co-branded equally on all literature and packaging material where applicable.

12. INDEMNIFICATION

    12.1 Galacticomm agrees to defend, indemnify, and hold ExpressWeb, its officers, directors, employees and agents harmless from any loss, cost, expense, damage, or liability (including reasonable attorneys' fees), arising out of any claim that the Software infringes or violates any third party's trademark, patent, copyright, trade secret or other proprietary rights, provided that ExpressWeb shall promptly notify Galacticomm in writing of such action and give Galacticomm authority, information, and assistance for the defense of such suit or proceeding. In the event that any such claim of infringement is made or threatened, or injunctive relief is granted to the claimant, Galacticomm shall, at its sole option: (a) obtain the right for ExpressWeb to continue the use of the Software; (b) substitute other software of like capability; or (c) ExpressWeb modify the Software to render in non-infringing while retaining like capability.

    12.2 ExpressWeb agrees to defend, indemnify, and hold Galacticomm, its officers, directors, employees and agents harmless from any loss, cost, expense, damage, or liability (including reasonable attorneys' fees), arising out of: (a) any claim that Product infringes or violates any third party's trademark, patent, copyright, trade secret or other proprietary rights; or (b) the use by ExpressWeb or information or data retrieved from or produced by the Software. Galacticomm shall promptly notify ExpressWeb in writing of such action and give ExpressWeb authority, information, and assistance for the defense of such suit or proceeding.

13. TERMINATION

    13.1 The term of this Agreement shall be five (5) years from the date set forth above and shall be automatically renewed for subsequent one (1) year periods. After the initial period either party may terminate this Agreement upon one hundred and eighty (180) days written notice to the other party. This Agreement may also be canceled at any time by mutual consent of both parties.

    13.2 Galacticomm shall have the right to terminate this Agreement immediately upon written notice to ExpressWeb if: (a) commits a material breach or default with respect to any of its duties and obligations under this Agreement and such default has not been cured within (30) days after delivery to ExpressWeb of notice thereof; (b) ceases to do business as a going concern, makes an assignment of its assets for the benefit of its creditors, is unable or admits in writing its inability to pay its debts as they become due, or becomes insolvent, suspends or abandons its business; (c) authorized, applies for or consents to the appointment of a trustee or receiver of all or a substantial part of its assets; (d) files a voluntary petition under any bankruptcy or insolvency


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

law or files a voluntary petition under the reorganization provisions of the laws of the United States; or (e) a court assumes jurisdiction over ExpressWeb's assets.

    13.3 ExpressWeb may, at its sole option, terminate this Agreement immediately upon written notice to Galacticomm if: (a) Galacticomm commits a breach or default with respect to any of its duties and obligations under this Agreement and such default has not been cured within thirty days after delivery to Galacticomm of notice thereof; (b) Galacticomm ceases to do business as a going concern, makes an assignment of its assets for the benefit of its creditors, is unable or admits is writing its inability to pay its debts as they become due, or becomes insolvent, suspends or abandons its business; (c) Galacticomm authorizes, applies for or consents to the appointment of a trustee or receiver of all or a substantial part of its assets; (d) Galacticomm files a voluntary petition under any bankruptcy or insolvency law or files a voluntary petition under the reorganization provisions of the laws of the United States; or (e) a court assumes jurisdiction over Galacticomm's assets.

    13.4 The provisions of (Confidentiality), (Warranties), and
(Indemnification) shall survive any termination of this Agreement for a period of three (3) years following such termination or the longest period of time permitted under applicable law, whichever is longer.

14. MISCELLANEOUS

    14.1 Except as otherwise expressly stated herein, this Agreement constitutes the entire, final and exclusive understanding and Agreement between the parties, pertaining to the subject matter hereof and supersedes all prior and contemporaneous Agreements, understandings, negotiations and discussions whether oral or written, of the parties. The provisions hereof may not be amended or supplemented in any way except by written Agreement executed by both parties hereto.

    14.2 Nothing contained in this Agreement, nor any action taken by any party to this Agreement, shall be deemed to constitute either party (or any of its employees, agents, or representatives) an employee, agent, or legal representative of the other party, nor to create any partnership, joint venture, association, or syndicate among or between the parties outside of this Agreement, nor to confer on either party any express or implied right, power or authority to enter into any Agreement or commitment on behalf of (nor to impose any obligation upon) the other party.

    14.3 The formation, operation and performance of this Agreement shall be governed, construed, applied and enforced in accordance with the laws of the State of Florida. The parties consent and agree that all cases, claims, and controversies based upon this Agreement shall be adjudicated only in a Florida state court. Each party consents to the jurisdiction of such courts over any such case, claim or controversy, to such courts' being the proper venue therefor, and to the jurisdiction of such courts over each of the parties. Each party consents to service of process upon itself by means of any of the methods for delivery of notice that are specified in Section 13.4 hereof.


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

    14.4 Any notice or communication required or permitted under this Agreement shall be in writing and deemed received by a party when personally delivered to it or, if addressed to the party at the address of such party specified herein or at such other address as specified by such party in a notice delivered to the other party in accordance with this Section: When sent by fax with proof of receipt; when received by overnight courier service (provided it shall be deemed received no more than two (2) business days after delivery to such courier's drop-off site); or when received by certified or registered mail (provided it shall be deemed received no more than five (5) business days after posting).

    14.5 Every provision of this Agreement is intended to be severable; if any term or provision is determined to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement. Without limiting the generality of the preceding sentence, if any remedy set forth in this Agreement is determined to have failed its essential purpose, then all other provisions of this Agreement, including without limitation the limitation of liability and exclusion of damages, shall remain in full force and effect. The titles of sections are for convenience of reference only.


    IN WITNESS WHEREOF, the parties, by their duly authorized representatives, have executed this Agreement as of the date first written above.


GALACTICOMM:                                 EXPRESSWEB:

GALACTICOMM TECHNOLOGIES, INC.               EXPRESS WEB, INC.




/S/ PETER BERG                               /S/ ILLEGIBLE
---------------------------------------      -----------------------------------
By: Peter Berg                               By:
Title: CEO                                   Title: President


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


                                   EXHIBIT A

                            SOFTWARE PRODUCT PRICING

PRODUCTS            SMALL SITE          MEDIUM SITE         LARGE SITE

                    RETAIL              RETAIL              RETAIL

I-COM Server        $995                $3,495              $9,995

Database Module     $595                $1,995              $4,495

Conference Module   $495                $1,495              $2,995

Business Module     $495                $1,495              $2,995

Commerce Module     $695                $2,495              $4,995

Complete Server     $2,995              $9,995              $22,995




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


                                   EXHIBIT B

                          SOFTWARE PRODUCT DESCRIPTION


INTERACTIVE COMMUNICATION SERVER ("I-COM SERVER") shall be a private label version of Worldgroup v 3.0 and higher that will supply the underlining communications on the WEB with account sign-up, built-in security using Galacticomm's Lock-n-Key/trademark/ technology and Galacticomm's accounting software. Each server level ("Small", "Medium", and "Large") shall include limits of simultaneous users, total number of accounts and daily hit capacity. A small server shall be designed for up to 10,000 accounts with 10 simultaneous sockets and 500 to 5,000 hits per day. A medium server shall be designed for up to 100,000 accounts with 50 simultaneous sockets and up to 25,000 hits per day. A large server shall be designed for up to 4,000,000 accounts with up to 250 simultaneous sockets and up to 250,000 hits per day. This Server will allow interaction through multiple clients including Web Users, Client/Sever Users and Terminal users.

DATABASE MODULE shall include Galacticomm's Actibase product that allows any ODBC database to be published on the WEB running on an NT server. Actibase will include the publishing tools and server with multiple templates to allow easy and fast publishing. Also included in the Database Module will be an easy FAQ database for customer service and a user account registry displaying customers public information in a search engine. ExpressWeb will add relevant HTML templates to be used in designing databases.

CONFERENCE MODULE shall include Galacticomm's Webcast video broadcasting software that allows multiple viewers to view a live broadcast, pre-recorded Video-on-Demand broadcast or a live Screen Capture broadcast. Also included will be an interactive Teleconference with private channels, white-board functions and other chat features. The third part of the conference module is a Forum Discussion area that allows multiple topics for public messages which include NNTP protocals for Usenet Groups and file attachments.

BUSINESS CENTER MODULE includes an e-mail server and client with SMTP, POP3 and auto-response capabilities for incoming Sales or Info mail. The Business Center module will also include a unique Fax Online service for fax- back inquiries through the Web. Also included in a full FTP and File Library System that allows upload and download of documents using the FTP protocal, a proprietary client or a Web Browser such as Netscape 3.0+ or Internet Explorer 3.0+.

COMMERCE MODULE will be purchased from a yet-to-be-determined third party. Both parties will work towards the integration of the third party commerce module into iModule. The actual module purchased and the cost will be shared by, and determined by, both parties prior to such purchase.


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